Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations &
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS RENEWS RECEIVABLES SECURITIZATION FACILITY

BLOOMFIELD HILLS, Michigan, February 25, 2008 — TriMas Corporation (NYSE: TRS) - a diversified growth company of highly-engineered, specialty niche businesses — announced today that it has completed the annual renewal of its receivables securitization facility. The new facility, which has a customary 364-day term, provides committed funding of up to $90 million, a $15 million increase from the Company’s current liquidity facility. In this renewal, the Company was also able to reduce its borrowing spread 25 basis points and will have a cost of funds under the facility equal to a commercial paper-based rate (currently about 3.7%) plus a spread of 1.05%.

“The renewal of our securitization facility will continue to provide us with an important, low-cost source of liquidity,” commented E.R. “Skip” Autry, Chief Financial Officer of TriMas Corporation.  “We are especially pleased that despite the current credit market environment, we were able to increase our facility size and decrease our borrowing costs.”

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) is a diversified growth company of highly-engineered, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide.  TriMas Corporation is organized into five strategic business groups: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories. TriMas Corporation has nearly 5,000 employees at 80 different facilities in 10 countries.  For additional information, please visit www.trimascorp.com.

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